UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2012

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (954) 940-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2012, Florida Asset Resolution Group, LLC (“FAR”), a subsidiary of BBX Capital Corporation (“BBX”) which is consolidated in BBX’s financial statements, entered into an Omnibus Asset Servicing Agreement (the “Servicing Agreement”) with Bayview Loan Servicing, LLC (the “Servicer”). Under the terms of the Servicing Agreement, the Servicer will provide customary mortgage loan servicing services to FAR with respect to certain commercial, residential and consumer loans and related REO owned by FAR which had an aggregate net book value of approximately $256 million at September 28, 2012. The Servicer will be entitled to monthly base servicing fees and other fees based on the amount of proceeds realized upon resolution of the assets. The Servicing Agreement has a term of three years and either party may terminate the Servicing Agreement as a result of an uncured material breach or without cause upon 120 days prior written notice, provided that if the Servicing Agreement is terminated prior to the first anniversary of the date upon which the Servicer initially assumes its servicing responsibilities under the Servicing Agreement, either by the Servicer as a result of an uncured material breach by FAR or by FAR without cause, then the Servicer shall be entitled to receive a termination fee.

The foregoing summarizes the material terms of the Servicing Agreement but does not purport to be complete. A copy of the Servicing Agreement will be filed by BBX as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2012	BBX CAPITAL CORPORATION

	By:	/s/ John K. Grelle
John K. Grelle
Chief Financial Officer

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